As filed with the Securities and Exchange Commission on August 22, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST ALBANY COMPANIES INC.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	22-2655804 (I.R.S. Employer Identification Number)

677 Broadway

Albany, New York 12207-2990

(518) 447-8500

(Address of Registrant’s Principal Executive Offices)

FIRST ALBANY COMPANIES INC.

1999 LONG-TERM INCENTIVE PLAN

(Full Title of the Plans)

Gordon J. Fox

Executive Managing Director

First Albany Companies Inc.

677 Broadway

Albany, New York 12207-2990

(518) 447-8500

(Name, Address, and Telephone Number of Agent for Service)

Copy of communications to:

Arthur H. Kohn, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	500,000	$3.59	$1,795,000	$192.07
(1)

This Registration Statement covers 500,000 shares of Common Stock issuable upon exercise of options or covered under other awards granted pursuant to the First Albany Companies Inc. 1999 Long-Term Incentive Plan plus any additional shares of Common Stock which will become issuable under such plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. This Registration Statement also covers the rights (the "Rights") attached to each share of Common Stock pursuant to the Rights Agreement dated March 30, 1998. Until the occurrence of certain specified events, the Rights are not exercisable, are evidenced by the certificates representing the shares and may be transferred only together with the shares.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high ($3.63) and low ($3.55) prices of the Common Stock as reported on the NASDAQ National Exchange on August 17, 2006.

Explanatory Note

On April 11, 2006, the Board of Directors of First Albany Companies Inc. (the “Registrant”) adopted an amendment to the Registrant's 1999 Long-Term Incentive Plan (the “Plan”) to increase the maximum number of shares of the Registrant's Common Stock that may be issued pursuant to options or other awards granted under the Registrant's Plan by 500,000 to a total of 4,700,000 shares (or 5,121,967 as adjusted for stock dividends). The Registrant's shareholders approved the amendment to the Plan at the Registrant's Annual Meeting of Shareholders held May 16, 2006.

The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the following Registration Statements on Form S-8 previously filed by the Registrant (together, the “Prior Registration Statements”):

Registration Number	Date Filed
333-78879	May 20, 1999
333-97465	July 31, 2002
333-105771	June 2, 2003
333-115169	May 5, 2004
333-124707	May 6, 2005

This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instruction E to Form S-8 for the purpose of effecting the registration under the Securities Act of 1933, as amended, of an additional 500,000 shares of Common Stock issuable pursuant to options or other awards to be granted under the Plan, as so amended and restated. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, made in connection with the Plan, including the periodic reports that the Registrant filed after the Prior Registration Statements to maintain current information about the Registrant, are incorporated herein by reference.

Part II

Item 8. Exhibits.

In addition to the exhibits filed or incorporated by reference into the Prior Registration Statements, the following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description	Method of Filing
5	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the legality of the securities being registered	Filed herewith
23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP	Contained in the opinion filed as Exhibit 5
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith
24	Power of Attorney	Included on the signature page

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany and the State of New York on the 22nd day of August, 2006.

FIRST ALBANY COMPANIES INC.
By
/s/ Peter McNierney
Name: Peter McNierney
Title: President and Chief Executive Officer

4

POWER OF ATTORNEY

Know all men by these presents, that each officer or director of First Albany Companies Inc. whose signature appears below constitutes and appoints Peter McNierney and George C. McNamee, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, to sign for him and in his name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter McNierney		August 22, 2006
Peter McNierney	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Brian Coad		August 22, 2006
Brian Coad	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ George C. McNamee		August 22, 2006
George C. McNamee	Director
/s/ Carl P. Carlucci		August 22, 2006
Carl P. Carlucci	Director
/s/ Walter M. Fiederowicz		August 22, 2006
Walter M. Fiederowicz	Director
/s/ Alan P. Goldberg		August 22, 2006
Alan P. Goldberg	Director
/s/ Nicholas A. Gravante, Jr		August 22, 2006
Nicholas A. Gravante, Jr.	Director
/s/ Hugh A. Johnson, Jr.		August 22, 2006
Hugh A. Johnson, Jr.	Director
/s/ Dale Kutnick		August 22, 2006
Dale Kutnick	Director
/s/ Shannon P. O’Brien		August 22, 2006
Shannon P. O’Brien	Director
/s/ Arthur J. Roth		August 22, 2006
Arthur J. Roth	Director

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
5	Opinion of Cleary Gottlieb Steen & Hamilton LLP as to the legality of the securities being registered	Filed herewith
23.1	Consent of Cleary Gottlieb Steen & Hamilton LLP	Contained in the opinion filed as Exhibit 5
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith
24	Power of Attorney	Included on the signature page